Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 3, 2020, (the “Closing Date”), Anika Therapeutics, Inc. (the “Company” or “Anika”) completed the acquisition of Arthrosurface Incorporated, a Delaware corporation (“Arthrosurface”) pursuant to the terms of the Agreement and Plan of Merger, dated as of January 4, 2020 (the “Arthrosurface Merger Agreement”), by and among the Company, Arthrosurface, Button Merger Sub, a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) and Boston Millenia Partners Button Shareholder Representation, Inc., a Delaware corporation, solely in its capacity as the representative, agent and attorney-in-fact of the equityholders of Arthrosurface. At the closing of the merger of Merger Sub with and into Arthrosurface, Arthrosurface continued as the surviving company and became a wholly-owned subsidiary of the Company (the “Transaction”).

The unaudited pro forma condensed combined financial statements are based on Anika’s historical financial statements as adjusted to give effect to the Transaction. The unaudited pro forma condensed combined balance sheet as of September 30, 2019 assumes the Transaction took place on September 30, 2019. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and for the year ended December 31, 2018 that combine the historical consolidated statements of operations of Anika and Arthrosurface assume the Transaction occurred on January 1, 2018.

The pro forma adjustments are based upon currently available information and certain assumptions that Anika’s management believes are reasonable. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to present or be indicative of what the results of operations or financial position would have been had the events actually occurred on the dates indicated, nor is it meant to be indicative of future results of operations or financial position for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, or any anticipated revenue enhancements, cost savings or operating synergies that may result from the Transaction.

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give pro forma effect to events that are (1) directly attributable to the Transaction, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information was based on and should be read in conjunction with Anika’s and Arthrosurface’s historical financial statements referenced below:

●	the historical unaudited condensed consolidated financial statements of Anika as of and for the nine months ended September 30, 2019, contained in its Quarterly Report on Form 10-Q for that period;

●	the historical audited consolidated financial statements of Anika as of and for the year ended December 31, 2018 contained in its Annual Report on Form 10-K;

●	the historical unaudited financial statements of Arthrosurface for the nine months ended September 30, 2019, which are included in this Form 8-K/A dated March 13, 2020; and

●	the historical audited financial statements of Arthrosurface as of and for the year ended December 31, 2018, which are included in this Form 8-K/A dated March 13, 2020.

In the accompanying unaudited pro forma condensed combined financial statements, the Transaction has been accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805 (“ASC 805”). Under ASC 805, Anika, as the accounting acquirer, records assets acquired and liabilities assumed in a business combination at their fair values as of the Closing Date. The final valuation of assets acquired and liabilities assumed related to the Transaction is expected to be completed as soon as practicable, but no later than one year after the consummation of the Transaction. The allocation of purchase consideration reflected in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted based on Anika’s final valuations of the fair value of the assets acquired and liabilities assumed of Arthrosurface as of the date of the Transaction, which requires use of critical accounting estimates and significant management judgment. Although Anika believes the fair values preliminarily assigned to the assets to be acquired and liabilities to be assumed to be reflected in the unaudited pro forma condensed combined financial statements are based on reasonable estimates and assumptions using currently available data, the results of the final allocation could be materially different from the preliminary allocations.

ANIKA THERAPEUTICS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2019
(In thousands)

	Historical
	Anika Therapeutics	Arthrosurface After Reclassifications (Note 4)	Pro Forma Adjustments	Notes	Pro Forma Condensed Combined
ASSETS
Current assets:
Cash and cash equivalents	$103,381	$110	$(62,177)	(6a), (6e)	$41,314
Investments	69,825	—	—		69,825
Accounts receivable, net	23,889	3,505	—		27,394
Inventories, net	25,243	11,532	4,390	(6b)	41,165
Prepaid expenses and other current assets	1,479	367	—		1,846
Total current assets	223,817	15,514	(57,787)		181,544
Property and equipment, net	51,750	1,864	—		53,614
Operating lease right-of-use assets	23,082	—	—		23,082
Other long-term assets	5,761	—	7,678	(6b)	13,439
Intangible assets, net	7,680	—	52,300	(6d)	59,980
Goodwill	7,489	—	23,512	(6c)	31,001
Total assets	$319,579	$17,378	$25,703		$362,660
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,702	$2,224	$—		$4,926
Accrued expenses and other current liabilities	8,493	3,575	672	(6g)	12,740
Total current liabilities	11,195	5,799	672		17,666
Other long-term liabilities	372	—	—		372
Deferred tax liability	4,727	(4,330)	16,092	(6f)	16,489
Operating lease liabilities	21,603	—	—		21,603
Contingent consideration	—	—	28,376	(6a)	28,376
Total liabilities	37,897	1,469	45,140		84,506
Stockholders’ equity:
Preferred stock	—	38,118	(38,118)	(6h)	—
Common stock	143	7	(7)	(6h)	143
Additional paid-in-capital	46,482	1,025	(1,025)	(6h)	46,482
Accumulated other comprehensive loss	(6,318)	—	—		(6,318)
Retained earnings (accumulated loss)	241,375	(23,241)	19,713	(6e), (6h)	237,847
Total stockholders' equity (deficit)	281,682	15,909	(19,437)		278,154
Total liabilities and stockholders’ equity	$319,579	$17,378	$25,703		$362,660

See accompanying notes to the unaudited pro forma condensed combined financial statements.

ANIKA THERAPEUTICS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019
(In thousands, except per share data)

	Historical
	Anika Therapeutics	Arthrosurface After Reclassifications (Note 4)	Pro Forma Adjustments	Notes	Pro Forma Condensed Combined
Product revenue	$84,745	$20,606	$—		$105,351
Licensing, milestone and contract revenue	93	—	—		93
Total revenue	84,838	20,606	—		105,444
Operating expenses:
Cost of product revenue	20,098	5,407	6,541	(7a), (7b)	32,046
Research & development	12,581	2,135	—		14,716
Selling, general & administrative	22,713	15,004			37,717
Total operating expenses	55,392	22,546	6,541		84,479
Income (loss) from operations	29,446	(1,940)	(6,541)		20,965
Interest and other income, net	1,513	(48)	48	(7c)	1,513
Income (loss) before income taxes	30,959	(1,988)	(6,493)		22,478
Provision for (benefit from) income taxes	7,817	(3,175)	(1,624)	(7d)	3,018
Net income (loss)	$23,142	$1,187	$(4,869)		$19,460

Basic net income per share:
Net income	$1.65			(7e)	$1.38
Basic weighted average common shares outstanding	14,065				14,065
Diluted net income per share:
Net income	$1.62			(7e)	$1.36
Diluted weighted average common shares outstanding	14,266				14,266

See accompanying notes to the unaudited pro forma condensed combined financial statements.

ANIKA THERAPEUTICS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018
(In thousands, except per share data)

	Historical
	Anika Therapeutics	Arthrosurface After Reclassifications (Note 4)	Pro Forma Adjustments	Notes	Pro Forma Condensed Combined
Product revenue	$105,531	$27,169	$—		$132,700
Licensing, milestone and contract revenue	24	—	—		24
Total revenue	105,555	27,169	—		132,724
Operating expenses:
Cost of product revenue	31,280	6,417	11,629	(7a), (7b)	49,326
Research & development	18,190	3,211	—		21,401
Selling, general & administrative	34,336	19,095			53,431
Total operating expenses	83,806	28,723	11,629		124,158
Income from operations	21,749	(1,554)	(11,629)		8,566
Interest and other income, net	1,458	(7)	8	(7c)	1,459
Income (loss) before income taxes	23,207	(1,561)	(11,621)		10,025
Provision for (benefit from) income taxes	4,485	1,514	(2,905)	(7d)	3,094
Net income (loss)	$18,722	$(3,075)	$(8,716)		$6,931

Basic net income per share:
Net income	$1.30			(7e)	$0.48
Basic weighted average common shares outstanding	14,442				14,442
Diluted net income per share:
Net income	$1.27			(7e)	$0.47
Diluted weighted average common shares outstanding	14,689				14,689

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1     – Description of the Transaction

On January 4, 2020, Anika entered into the Arthrosurface Merger Agreement to acquire all outstanding equity of Arthrosurface. On February 3, 2020, the acquisition was completed and Arthrosurface became a wholly-owned subsidiary of the Company. Pursuant to the terms of the Arthrosurface Merger Agreement, the Company acquired all outstanding equity of Arthrosurface for an estimated total purchase consideration of $89.6 million, which consists of $61.2 million of cash paid at closing and $28.4 million for the acquisition-date estimated fair valued future cash payment of contingent consideration.

Note 2     – Basis of presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The historical financial statements of Anika and Arthrosurface have only been adjusted to show pro forma effects that are (i) directly attributable to the Transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined balance sheet as of September 30, 2019 was prepared using the historical balance sheets of Anika and Arthrosurface as of September 30, 2019 and gives effect to the Transaction as if it occurred on September 30, 2019. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and the year ended December 31, 2018 give effect to the Transaction as if it occurred on January 1, 2018 and were prepared using:

●	the historical unaudited condensed consolidated financial statements of Anika as of and for the nine months ended September 30, 2019;

●	the historical audited consolidated financial statements of Anika as of and for the year ended December 31, 2018;

●	the historical unaudited financial statements of Arthrosurface as of and for the nine months ended September 30, 2019; and

●	the historical audited financial statements of Arthrosurface as of and for the year ended December 31, 2018.

The unaudited pro forma condensed combined financial information does not include the impacts of any revenue, cost or other operating synergies that may result from the Transaction or any related restructuring costs that may be contemplated.

Note 3     – Conforming accounting policies

The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies, except as described below, as the Company is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial statements. Further review of Arthrosurface’s detailed accounting policies following the completion of the Transaction may result in the identification of additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. Certain reclassifications have been made to the historical financial statements of Arthrosurface to conform to the Company’s presentation, which are discussed in more detail in “Note 4 – Historical Arthrosurface.”

Note 4     – Historical Arthrosurface

Certain reclassification adjustments have been made to conform Arthrosurface’s financial statement presentation to that of the Anika’s as indicated in the tables below.

a)	The reclassification adjustments to conform Arthrosurface’s balance sheet presentation to that of Anika’s have no impact on net assets and are summarized below:

Item	Amount (in $ thousands)	Presentation in Arthrosurface Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Balance Sheet
Deferred tax assets	4,330	Deferred taxes	Deferred tax liability
Accounts payable, related party	1,288	Accounts payable, related party	Accounts payable
Notes payable, line of credit	1,927	Notes payable, line of credit	Accrued expenses and other current liabilities

b)	The reclassification adjustments to conform Arthrosurface’s statement of operations presentation to that of Anika’s have no impact on net income and are summarized below:

Unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2019

Item	Amount (in $ thousands)	Presentations in Arthrosurface Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Statement of Operations
Net revenues	20,606	Net revenues	Product revenue
Selling, general & administrative	15,004	Selling and marketing & general and administrative	Selling, general & administrative
Interest expense and other income, net	(48)	Interest income, interest expense, other income, net	Interest and other income, net
Income tax expense	(3,175)	Income tax expense	Provision for (benefit from) income taxes

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018

Item	Amount (in $ thousands)	Presentations in Arthrosurface Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Statement of Operations
Net revenues	27,169	Net revenues	Product revenue
Selling, general & administrative	19,095	Selling and marketing & general and administrative	Selling, general & administrative
Interest income, interest expense, other income, net	(7)	Interest income, interest expense, other income, net	Interest and other income, net
Income tax expense	1,514	Income tax expense	Provision for income taxes

Note 5     – Preliminary purchase price allocation

The estimated total purchase consideration for the Transaction is approximately $89.6 million, which consists of $61.2 million of cash paid at closing and $28.4 million for the acquisition-date estimated fair value of future cash payment of contingent consideration. The contingent consideration is related to the earn-out amounts pursuant to the Arthrosurface Merger Agreement and represents the estimated fair value of potential future payments based on the estimated probability of achieving contingent regulatory approval milestones and certain net sales levels from 2020 through 2022. The following is a preliminary estimate of fair valued assets acquired and liabilities assumed of Arthrosurface at September 30, 2019, reconciled to estimated total purchase consideration (in thousands):

Cash and cash equivalents	$110
Accounts receivable	3,505
Inventories	15,922
Prepaid expenses and other current assets	367
Property and equipment	1,864
Other long-term assets	7,678
Intangible assets	52,300
Accounts payable	(2,224)
Accrued expenses and other liabilities	(1,648)
Deferred tax liability	(11,762)
Goodwill	23,512
Total purchase consideration	$89,624

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet and condensed combined statement of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

Note 6     – Pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2019

a)	Estimated purchase consideration

Reflects $61.2 million of cash paid at closing and the acquisition-date estimated fair value of contingent consideration of $28.4 million. The estimated total purchase consideration includes payments of $1.1 million for Arthrosurface costs related to the Transaction and bonus payments to certain Arthrosurface employees of $1.0 million. The cash payment is reflected as reduction to cash in the unaudited pro forma condensed combined balance sheet. The estimated fair value of contingent consideration is recorded as an increase to the transferred consideration.

The following is a summary of consideration transferred to affect the Transaction (in thousands):

Cash paid at closing	$61,248
Estimated fair value of contingent consideration	28,376
Estimated total purchase consideration	$89,624

b)	Inventory

Reflects the adjustment to record inventories at their preliminary estimated fair value of $23.6 million and to eliminate the book value of historical inventory of $11.5 million. The estimated fair value consists of $15.9 million of short term inventory which is recorded in inventory and $7.7 million of long term inventory which is recorded in other long-term assets. The fair value estimate of inventory is preliminary and is determined based on the estimated selling price less the sum of (i) costs of disposal, and (ii) a profit allowance for the completion and selling effort of the buyer. The final fair value determination of inventory may differ from this preliminary determination, and such differences could be material.

c)	Goodwill

Reflects the adjustment to goodwill arising from the Transaction of $23.5 million. Goodwill is calculated as the difference between the estimated total purchase consideration and the estimated fair values assigned to the assets acquired and liabilities assumed.

Estimated total purchase consideration	$89,624
Less: Estimated fair value of net assets acquired	66,112
Total estimated goodwill	$23,512

The goodwill is attributable to the workforce of the business and the value of future technologies expected to arise after the merger. Goodwill will not be amortized and is not expected to be deductible for income tax purposes. The fair value estimate for goodwill is preliminary. The final fair value determination of goodwill may differ from this preliminary determination once Anika’s valuation of the fair value of tangible and intangible assets acquired and liabilities assumed has been completed, and such differences could be material.

d)	Intangible assets

Reflects adjustment to record intangible assets at the estimated fair value of $52.3 million. The estimated fair value of identifiable intangible assets includes $40.9 million of developed technology, $8.0 million of customer relationships, and $3.4 million of trade names. The preliminary estimated useful life of these intangible assets is 15 years.

The estimated fair value of the acquired intangible assets is based on a preliminary valuation and is determined using the multi-period excess earnings method, which is a variation of the income approach, which is a valuation technique that provides an estimate of the fair value of an asset based on the principle that the value of an intangible asset is equal to the present value of the incremental after-tax cash flows attributable to the asset, after taking charges for the use of other assets employed by the business. Key estimates and assumptions used in this model are projected revenues and expenses related to the asset, estimated contributory asset charges, and a risk-adjusted discount rate used to calculate the present value of the future expected cash inflows from the asset. The fair value estimate for identified intangible assets is preliminary. The final fair value determination of the identified intangible assets may differ from this preliminary determination, and such differences could be material.

e)	Transaction costs

Reflects the adjustment to record $3.5 million Anika costs related to the Transaction that were not previously recorded in the historical financial statements as of September 30, 2019. Of these costs, $0.9 million were paid and $2.6 million were accrued at closing. These costs are recorded as a reduction in retained earnings in the unaudited pro forma condensed combined balance sheet. Additionally, since there is no continuing impact, these costs are not included in the unaudited pro forma condensed combined statement of operations.

f)	Deferred taxes

Reflects the preliminary estimate of deferred income taxes resulting from the fair value adjustments for identifiable intangible assets and inventory. This estimate was determined based on the fair value adjustments at Anika’s estimated blended U.S. federal and state tax rate of 25%.

g)	Debt

Reflects the adjustment to settle Arthrosurface’s debt of $1.9 million at September 30, 2019 in accordance with the Arthrosurface Merger Agreement. The adjustment is reflected as a decrease in accrued expenses and other current liabilities in the unaudited pro forma condensed combined balance sheet.

h)	Stockholders’ equity

Reflects the elimination of Arthrosurface’s historical preferred stock, common stock, additional paid-in-capital and retained earnings which was eliminated upon completion of the Transaction.

Note 7     – Pro forma adjustments to the unaudited pro forma condensed combined statements of operations

a)	Amortization expense

Reflects the adjustment to record amortization expense based on the straight-line method of $2.6 million and $3.5 million for the nine months ended September 30, 2019 and for the year ended December 31, 2018, respectively. The amortization expense is related to the fair value of the acquired intangible assets with a preliminary estimated useful life of 15 years.

b)	Recognition of inventory step-up

Reflect the adjustment to cost of product revenue of $3.9 million and $8.1 million for the nine months ended September 30, 2019 and for the year ended December 31, 2018, respectively, based on the preliminary fair value inventory adjustment and the anticipated inventory turnover.

c)	Elimination of interest expense and interest income

Reflects the adjustment for the elimination of historical Arthrosurface’s interest expense of $48 thousand for the nine months ended September 30, 2019 and $8 thousand for the year ended December 31, 2018 as the related borrowings were settled as part of the Transaction in accordance with the Arthrosurface Merger Agreement.

d)	Income tax expense (benefit)

Reflects the tax effect of the pro forma adjustments using Anika’s blended U.S. federal and state tax rate of 25% for the nine months ended September 30, 2019 and the year ended December 31, 2018. The effective tax rate of the combined company could be materially different from the rate presented in this unaudited pro forma condensed combined financial information.

e)	Earnings per share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the unaudited pro forma condensed combined net income of the combined company and the weighted average outstanding shares of Anika for the nine months ended September 30, 2019 and for the year ended December 31, 2018.

Note 8 – Items not included in the unaudited pro forma condensed combined financial statements

The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the Transaction or any related restructuring costs that may be contemplated.

Anika adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, Leases, (ASC 842) effective January 1, 2019. The impact of ASC 842 on Arthrosurface is not presented as the impact was immaterial to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations do not include any non-recurring transaction costs incurred by Anika or Arthrosurface after September 30, 2019 as those costs are not expected to have a continuing impact on the operations of the combined business.

The unaudited pro forma condensed combined financial statements do not reflect possible limitations to the combined company’s net operating loss carryforwards (“NOLs”) as a result of an “ownership change” under Section 382 of the Internal Revenue Code of 1986. As a result of the Transaction, the combined company may be subject to annual limitations on its ability to utilize pre-change NOLs to offset future taxable income. The amount of the annual limitation is determined based on the value of Anika immediately prior to the ownership change.